PRIVILEGED & CONFIDENTIAL

SUBJECT TO FRE 408

Exhibit 10.2

STARRY GROUP HOLDINGS, INC.

EXIT FACILITY TERM SHEET

THIS EXIT FACILITY TERM SHEET (THIS “EXIT FACILITY TERM SHEET”) DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) A COMMITMENT TO LEND. THIS EXIT FACILITY TERM SHEET DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS SHALL BE SUBJECT TO CREDIT APPROVAL AND THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN. THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS. NOTWITHSTANDING ANYTHING ELSE SET FORTH HEREIN OR ELSEWHERE, NO BINDING OBLIGATIONS SHALL BE CREATED BY THIS EXIT FACILITY TERM SHEET.

CAPITALIZED TERMS USED BUT NOT DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE RESTRUCTURING SUPPORT AGREEMENT TO WHICH THIS EXIT FACILITY TERM SHEET IS ATTACHED AND, IF NOT DEFINED THEREIN, THEN IN THE CHAPTER 11 PLAN OF REORGANIZATION ATTACHED TO THE RESTRUCTURING SUPPORT AGREEMENT.

Summary of Material Terms
Borrowers	Reorganized Debtors (other than Guarantors) (collectively, “Borrowers” and each a “Borrower”).
Guarantors

Reorganized Starry Foreign Holdings Inc. and other subsidiaries to be determined (collectively, “Guarantors” and each a “Guarantor”; Guarantors together with Borrowers, collectively, the “Loan Parties” and each a “Loan Party”).

Lenders	Same as DIP Credit Facility (the “Lenders”).
Administrative Agent	Same as DIP Credit Facility (the “Administrative Agent”).
Facilities

A senior secured term loan facility (the “Exit Facility”) consisting of the following:

(a) on the Closing Date (defined below), the roll-up (the “Roll-Up”) of all DIP Loans (including all accrued interest and fees thereon) (the “Roll-Up Loans”),

(b) on the Closing Date, the funding of an aggregate of $3 million in term loans (the “Closing Date Loans”) by Lenders that commit to provide the Closing Date Loans (“New Money Exit Lenders”), and

(c) after the Closing Date, the funding of an aggregate of up to $8 million in term loans on a delayed draw basis by New Money Exit Lenders (the “Delayed Draw Loans” and together with the Closing Date Loans, collectively, the “New Money Exit Loans”); and

(d) after the Closing Date, the funding of an aggregate of up to $10 million in term loans on a presently uncommitted basis by one or more then existing Lenders (such Lenders, the “New Money Incremental Lenders” and such loans, the “New Money Incremental Loans”).

Warrants	Lenders will be issued detachable warrants, exercisable for a period of 10 years, to purchase New Common Equity at an exercise price of $0.001 per unit of New Common Equity (“Warrants”), as follows:

PRIVILEGED & CONFIDENTIAL

SUBJECT TO FRE 408

Summary of Material Terms

•
Roll-Up Loans: Holders of Roll-Up Loans will receive, on a pro rata basis based on their respective holdings of Roll-Up Loans less their holdings of Last DIP Portions (defined below), Warrants to purchase 40% of New Common Equity on a fully diluted basis (excluding New Common Equity reserved or issued under the Management Incentive Plan) as of immediately after the Effective Date of the Plan, which Warrants will be earned and fully vested upon the Roll-Up; and
•
New Money Exit Loans: New Money Exit Lenders and Last DIP Portion Lenders (defined below) will receive, on a pro rata basis based on their respective holdings of the sum of aggregate New Money Exit Loan commitments and aggregate Last DIP Loan Portions (defined below), Warrants (“New Money Warrants”) to purchase 30% of New Common Equity on a fully diluted basis (excluding New Common Equity reserved or issued under the Management Incentive Plan) as of immediately after the Effective Date of the Plan, which such New Money Warrants will be earned (either by issuance, vesting or termination thereof, as determined by the Lenders after performing appropriate tax analysis) as follows:
o
Upon the funding of any New Money Exit Loan commitments, a pro rata share of the total New Money Warrants issuable based on the amount of such funded commitments and the total amount of New Money Exit Loan commitments;
o
Upon the termination or expiration of any unfunded New Money Exit Loan commitments that terminate or expire because the Borrowers (i) voluntarily terminate such commitments, (ii) are unwilling to draw on such commitments or (iii) do not have the right to draw on such commitments as a result of applicable borrowing conditions, a pro rata share of the total New Money Warrants issuable based on the amount of such unfunded commitments and the total amount of New Money Exit Loan commitments; and
o
Upon the maturity date or payoff of the Exit Facility, the full amount of the total New Money Warrants issuable.
•
New Money Incremental Loans: New Money Incremental Lenders will receive, on a pro rata basis based on the amount of New Money Incremental Loans funded, Warrants to purchase New Common Equity in such number as will be agreed to between the New Money Incremental Lenders and New Starry.

“Last DIP Portion Lender” means each Lender that has funded a Second Delayed Draw Loan in excess of 52.63% of its Second Delayed Draw Loan Commitment.

“Last DIP Loan Portion” means, with respect to each Lender, the funded portion of such Lender’s Second Delayed Draw Loan that exceeds 52.63% of its Second Delayed Draw Loan Commitment.

Conditions to Initial Funding

The Roll-Up and funding of the Closing Date Loans will be subject to (a) the Effective Date of the Plan and (b) conditions substantially similar to the initial funding of loans under the Prepetition Credit Agreement (the date on which all such conditions are satisfied, the “Closing Date”).

PRIVILEGED & CONFIDENTIAL

SUBJECT TO FRE 408

Summary of Material Terms
Conditions to Delayed Draw Funding	TBD.
Conditions to Incremental Funding	To be determined by the New Money Incremental Lenders at the time of providing a commitment.
Interest	Same as DIP Credit Facility. All interest to be paid in kind on the last day of each quarter.
Maturity	The Exit Facility will mature five (5) years from the Closing Date.
Use of Proceeds	The proceeds of the Exit Facility will be used for general corporate and working capital purposes and to pay fees, commissions and expenses in connection with the transactions contemplated herein.
Upfront Fee

2.00% of the Closing Date Loans and Delayed Draw Loans, earned at the time of funding and capitalized on principal balance.

2.00% of any New Money Incremental Loans, earned at the time of funding and capitalized on principal balance.

Voluntary Prepayment	Usual and customary with no prepayment premium.
Mandatory Prepayment	TBD.
Collateral	Same as DIP Credit Facility.
Financial Covenants	TBD.
Financial Reporting	Usual and customary.
Affirmative Covenants	Usual and customary.
Negative Covenants	Usual and customary.
Events of Default	Usual and customary.
Amendments; Waivers

Birch Grove’s approval to amendments and waivers of specified terms of the Exit Facility will be required in the same manner and to the same extent as provided in Section 9.02(b)(K) of DIP Credit Agreement; provided that such Birch Grove approval rights will not be included in the Exit Facility Credit Agreement if Birch Grove does not approve the Exit Conversion (as defined in the DIP Credit Agreement).

Choice of Law; Miscellaneous	Substantially similar to Prepetition Credit Facility.